R.G. Barry/Dearfoams Reports Strong 1st Quarter Performance

Accessory Footwear Marketer's Quarterly Earnings Increase 81%

PICKERINGTON, Ohio, Nov. 9, 2010 /PRNewswire-FirstCall/ -- R.G. Barry Corporation (Nasdaq: DFZ), today said that its fiscal 2011 first quarter net sales and profits were buoyed by early holiday shipments to retailers.

For the quarter ended October 2, 2010, the Company reported:

  An 81 percent net earnings increase to $4.1 million, or $0.37 per basic and diluted share, from $2.3 million, or $0.21 per basic share and diluted share, in the first quarter of fiscal 2010;
  Net sales up 23.2 percent to $36.3 million reflecting the impact of early seasonal shipments to retailers; and
  Gross profit as a percent of sales at 39.1 percent, down from the 41.7 percent reported for the equivalent quarter last year.

The balance sheet continues to reflect the strength of the Company's overall performance:

  Cash, cash equivalents and short-term investments were at $23.2 million up from $18.8 million one year ago;
  Inventory of $28.1 million was up approximately 18.8 percent from $23.7 million at the end of the first quarter of fiscal 2010; and
  Net shareholders' equity rose to $58.1 million from $48.2 million as of the end of the comparable period last year.

Management Comments

"Retailers in some of our key channels of distribution requested early shipments, so approximately 10 percent of first quarter 2011 net sales shipped earlier in the fall/winter cycle than comparable sales last year," said Greg Tunney, President and Chief Executive Officer. "Timing issues such as this and the continuing heavy seasonality of our slipper business are why we always encourage those looking at R.G. Barry to do so on an annual rather than quarterly basis.

"We feel very good about the strong first quarter sell-in, but sell-through during the Christmas season can have a significant impact on our annual rate of top-line growth and profitability. We are now focused on working closely with our key retailing partners to maximize our in-store performance and sell-through between now and December 31. A much better view of our potential full-year performance will become evident when we fully analyze and report holiday sell-through results after the close of the second quarter."

Jose Ibarra, Senior Vice President Finance and Chief Financial Officer, added, "We continue focusing on cost management throughout the business. Our first quarter selling, general and administrative costs declined by nearly 12 percent compared to the first quarter last year, principally as a result of our efforts to make the corporate expense structure more efficient.

"We also continue to invest in our existing business through initiatives like our current multi-year Dearfoams marketing and advertising program; and adding appropriate growth drivers."

Looking Ahead

Mr. Tunney concluded, "The guiding vision for our business is rooted in the long-term. We envision a much broader R.G. Barry in terms of products, seasonality and customer/consumer demographics."

Conference Call/Webcast Today

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11 a.m. Eastern time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, simply log on at http://www.videonewswire.com/event.asp?id=73916.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through November 17, 2010 by calling (877) 344-7529 in the U.S. or (412) 317-0088 internationally and using passcode 445747. A written transcript and audio replay of the call will be posted for at least 12 months at www.rgbarry.com under the "Investor Room" tab.

About R.G. Barry Corporation

R.G. Barry Corporation, the Dearfoams® company, is one of the world's leading developers and marketers of accessory footwear. Visit us online at www.rgbarry.com to learn more about our business.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks could include, but are not limited to the following: our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. The risk factors described in this news release, our Quarterly Report on Form 10-Q and in our other filings with the Securities and Exchange Commission, in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended July 3, 2010, give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If these events occur, they could have a material adverse effect on our business, operating results and financial condition. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	October 2, 2010	September 26, 2009	Decrease
Net sales	$ 36,269	$ 29,449	23.2%
Cost of sales	22,073	17,158	28.6%
Gross profit	14,196	12,291	15.5%

Gross profit (as percent of sales)	39.1%	41.7%

Selling, general and administrative expense	7,772	8,809	-11.8%

Operating profit	6,424	3,482	84.5%

Other income	109	-
Interest income, net	30	148	-79.7%

Earnings, before income taxes	6,563	3,630	80.8%

Income tax expense	2,460	1,365	80.2%

Net earnings	4,103	2,265	81.1%

Earnings per common share
Basic	$ 0.37	$ 0.21	76.2%
Diluted	$ 0.37	$ 0.21	76.2%

Weighted average number of common shares outstanding
Basic	11,044	10,803
Diluted	11,151	10,948

Common shares outstanding at the end of period	10,985	10,770

Cash dividends declared per share	$ 0.07	$ -

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)
	(unaudited)	(unaudited)
	October 2, 2010	September 26, 2009	July 3, 2010

ASSETS
Cash & short term investments	$ 23,153	$ 18,791	$ 44,942
Accounts receivable, net	27,231	24,499	8,302
Inventory	28,138	23,692	13,486
Prepaid expenses and other current assets	3,155	2,643	2,675
Total current assets	81,677	69,625	69,405

Net property, plant and equipment	4,267	3,686	4,125

Other assets	9,890	10,825	9,839
Total assets	$ 95,834	$ 84,136	$ 83,369

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,823	1,840	1,847
Accounts payable	13,326	11,992	3,598
Other current liabilities	4,378	2,405	4,867
Total current liabilities	19,527	16,237	10,312

Long-term debt	-	75	-
Accrued retirement costs and other	18,191	19,609	18,461
Shareholders' equity, net	58,116	48,215	54,596
Total liabilities & shareholders' equity	$ 95,834	$ 84,136	$ 83,369

CONTACT: Roy Youst, Director Investor & Corp. Communications, +1-614-729-7275, Jose G. Ibarra, Senior Vice President Finance/CFO, +1-614-729-7270